Onvia, Inc. Reports Third Quarter 2015 Results

Third quarter subscription revenue increased 6% over third quarter 2014; Annual Contract Value increased 5% over third quarter 2014

SEATTLE, Nov. 3, 2015 /PRNewswire/ -- Onvia, Inc. (NASDAQ: ONVI), a leading provider of comprehensive government-business intelligence, announced its financial results for the third quarter ended September 30, 2015.

Q3 2015 Financial and Operational Highlights

  Subscription revenue up 6% to $5.4 million compared to Q3 2014
  Total revenue increased 3% to $5.9 million compared to Q3 2014
  Annual Contract Value (ACV) increased 5% to $22.1 million vs. Q3 2014
  Annual Contract Value per Client (ACVC) up 13% to $7,116 vs. $6,286 in Q3 2014
  Adjusted EBITDA of $581,000 in Q3 2015 compared to $787,000 in Q3 2014
  Net income of $9,000 in Q3 2015 vs. $42,000 net loss in Q3 2014

For more information about ACV and ACVC, see "Key Metric Definitions" below.

Q3 2015 Operational Summary

	Q3 15	Q2 15	Change %	Q3 14	Change %

Annual Contract Value (ACV) (in millions)	$ 22.1	$ 21.9	1%	$ 21.1	5%
Content Licenses (in millions)	1.6	1.8	-11%	1.9	-16%
Total Contract Value (in millions)	$ 23.7	$ 23.7	0%	$ 23.0	3%

Total Clients	3,100	3,200	-3%	3,350	-7%
Annual Contract Value per Client (ACVC)	$7,116	$6,883	3%	$6,286	13%

Third Quarter 2015 Financial Results
Subscription revenue for the quarter ended September 30, 2015 grew 6% over the same period in 2014. The growth in subscription revenue reflects a sustained growth in ACV over the past year.

Total revenue for the quarter ended September 30, 2015 was $5.9 million, up 3% compared to the same period last year. In addition to subscription revenue, total revenue includes content license and report revenue.

Gross margin was 87% and 86% in Q3 2015 and Q3 2014, respectively. Our cost of revenue primarily consists of payroll-related expenses associated with the research, capture and enhancement of data in our proprietary database. Certain amounts in cost of revenue for 2014 have been reclassified as operating expenses to conform to current period presentation.

Operating expenses in Q3 2015 increased 3% to $5.1 million from $4.9 million in Q3 2014. This increase was primarily due to consultant and payroll related investments made to support our initiatives in the areas of sales, marketing and product development.

Adjusted EBITDA (Earnings before Interest, Taxes, Depreciation and Amortization, and non-cash stock-based compensation) for the quarter ended September 30, 2015 decreased 26% to $581,000 from $787,000 in Q3 2014. Year to date, Adjusted EBITDA is $1.4 million in 2015, compared to $2.3 million in the same period of 2014. The 2015 Adjusted EBITDA includes approximately $760,000 of employee separation costs, and non-recurring legal and consulting fees.

Net income was $9,000, or $0.00 cents per diluted share, in Q3 2015 compared to net loss of $42,000, or $(0.01) cents per diluted share, in Q3 2014.

At September 30, 2015, cash, cash equivalents and available for sale investments increased to $8.2 million compared to $8.0 million at the end of 2014.

2015 Operational Initiatives
In 2015, Onvia is executing three initiatives intended to build on recent results and accelerate growth in subscription revenue intended to improve Adjusted EBITDA in the future.

The first 2015 initiative is to further accelerate year over year bookings growth. This growth is planned in three key areas: sales to new customers, contract enhancements with existing customers and improved retention of our existing customers. The measure of success for this initiative includes the growth in ACV and ACVC, and improvement in dollar retention.

"Our growth strategy is to acquire and retain clients that will become long term Onvia clients," stated Hank Riner, Onvia's Chief Executive Officer, "and improving first year client retention is crucial to this strategy. In the third quarter, we made two adjustments to our new client acquisition program. First, we have been more targeted in our new client acquisition efforts, focusing on solving the client's primary objective before introducing new solutions for additional objectives. Second, we enhanced our client onboarding program to help the client successfully implement and capture value from the solution as quickly as possible. This approach has slowed new client ACVC and ACV in the short term, but we believe future first year retention rates and upsell activities will more than offset the initial impact of this strategy."

"We are also pleased to announce the hiring of Steve Ritchie as our new Senior Vice President of Sales. Most recently Steve was the SVP of Sales and Marketing at Construction Market Data (formerly Reed Business Information). We believe that Steve's sales leadership experience will accelerate our initiatives to drive new client acquisition and client retention. Steve will be responsible for all aspects of sales, including new client acquisition, first year client implementation and client success."

ACV increased by 5% to $22.1 million in Q3 2015 from $21.1 million one year ago. Growth in ACV indicates that new client acquisitions, contract expansions and improving client retention rates have more than offset the impact of client attrition compared to the previous 12 months.

ACV represents the aggregate annual value of subscription contracts and is a leading indicator of subscription revenue growth. The growth rate in ACV can fluctuate from period to period based on timing in the amount of ACV available for renewal in addition to the mix of tenured and first year clients expiring in each period as tenured clients tend to renew at a higher rate than first year clients.

ACVC increased 13% to $7,116 in Q3 2015 compared to $6,286 in Q3 2014. Growth in ACVC demonstrates success in executing our initiative to acquire and retain clients with a strategic interest in the public sector at a regional or national level. Companies within this target market typically have higher ACVC and renew at higher rates.

New client ACVC decreased 15% to $12,664 in Q3 2015 from $14,908 in Q3 2014. New client ACVC will fluctuate from period to period based on the mix of product levels included in acquisition bookings for a particular period. New client ACVC has declined, in part, because we have sold fewer multi-solution subscriptions in 2015 compared to the prior year. The acquisition sales team is focused on solving the client's primary business objective. Once the main solution has been effectively implemented, new solutions may be sold and implemented in the future.

Dollar retention is a measurement of how effectively the Client Success team has retained and expanded existing subscription contracts. For the twelve months ended September 30, 2015, dollar retention is 88%, consistent with the same period last year. Dollar retention can fluctuate from period to period due to the mix of first year and tenured clients expiring in each period. For more information about dollar retention, see "Key Metric Definitions" below.

The second 2015 initiative is to enhance the existing Onvia platform and provide improved content which further aligns to customer needs. This initiative includes the continued rollout of Onvia 7 search enhancements to our target market clients. We measure the success of this initiative through the effectiveness of product releases and the related impact on ACVC and dollar retention.

During 2015, we continue to build proprietary ontologies for each of our target market sectors. As of September 30, 2015, we have completed ontologies for two of our three major verticals. Once an ontology is complete for a market sector, we begin the process of migrating clients to the new Onvia 7 search paradigm. We expect to migrate the majority of clients in our completed market sectors to Onvia 7 by the end of 2015. Our larger clients that operate in more than one market will likely be migrated in 2016 since all of the ontologies will need to be completed before these larger clients can be migrated.

The third and final 2015 initiative is to improve the existing information technology infrastructure as a means to reduce complexity, accelerate product development and reduce costs long-term.
We continue to focus this initiative on three major areas. The first focus is moving to an open source search technology which will increase our capacity for search and improve search speed. Work on this project is substantially complete and we are preparing to roll this out in the first quarter of 2016. Secondly, we'll be changing database structures to allow for faster more agile product enhancements in the future. Finally, we are addressing areas where data capture can be further automated to allow for cost effective scaling of data aggregation. We do not anticipate annual capital expenditures to increase over historical levels as a result of these technology improvements.

Conference Call
Onvia will hold a conference call later today (November 3, 2015) to discuss its third quarter results. Onvia's CEO, Hank Riner, and CFO, Cameron Way, will host the call starting at 4:30 p.m. Eastern Time. A question and answer session will follow management's presentation.

To participate in the call, dial the appropriate number 5-10 minutes prior to the start time, request the Onvia conference call and provide the conference ID:

Date: Tuesday, November 3, 2015
Time: 4:30 p.m. Eastern time (1:30 p.m. Pacific time)
Dial-In Number: 1-866-952-1906
International: 1-785-424-1825
Conference ID#: ONVIA

The conference call will be broadcast simultaneously and available for replay via the investor section of Onvia's website at www.onvia.com. If you have any difficulty connecting with the conference call, please contact Cameron Way at 206-373-9034.

A replay of the call will be available after 7:30 p.m. Eastern Time on the same day and until December 3, 2015:

Toll-free replay number: 1-877-870-5176
International replay number: 1-858-384-5517
Replay pass-code: 116989

Use of Non-GAAP Financial Information
Adjusted EBITDA is not a financial measure calculated and presented in accordance with U.S. generally accepted accounting principles ("GAAP") and should not be considered as an alternative to net income, operating income or any other financial measures so calculated and presented, nor as an alternative to cash flow from operating activities as a measure of the Company's liquidity. Onvia defines Adjusted EBITDA as net income / (loss) before interest expense and other non-cash financing costs; taxes; depreciation; amortization; and non-cash stock-based compensation. Other companies (including Onvia's competitors) may define Adjusted EBITDA differently. Onvia presents Adjusted EBITDA because it believes Adjusted EBITDA to be an important supplemental measure of performance that is commonly used by securities analysts, investors and other interested parties in the evaluation of companies in similar industries and size. Management also uses this information internally for forecasting and budgeting. It may not be indicative of the historical operating results of Onvia nor is it intended to be predictive of potential future results. Investors should not consider Adjusted EBITDA in isolation or as a substitute for analysis of results as reported under GAAP. See "Reconciliation of GAAP Net Loss to Adjusted EBITDA" below for further information on this non-GAAP measure and for a reconciliation of GAAP Net Loss to Adjusted EBITDA for the periods indicated.

Onvia, Inc.
Reconciliation of GAAP Net Income/(Loss) to Adjusted EBITDA
(in thousands)
(unaudited)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2015	2015	2014	2015	2014

GAAP net income/(loss)	$ 9	$ 80	$ (42)	$ (388)	$ (248)

Reconciling items from GAAP to adjusted EBITDA
Interest and other income, net	(6)	(22)	(2)	(30)	(7)
Depreciation and amortization	544	573	785	1,766	2,404
Stock-based compensation	34	22	46	78	130

Adjusted EBITDA	$ 581	$ 653	$ 787	$ 1,426	$ 2,279

Key Metric Definitions
Onvia also supplements its financial statements in this release and in its annual report on Form 10-K and quarterly reports on Form 10-Q with a calculation of Annual Contract Value (ACV) and dollar retention. These metrics are not financial measures calculated and presented in accordance with U.S. generally accepted accounting principles ("GAAP") and should not be considered as an alternative to revenue or any other financial measures so calculated. Management uses this information as a basis for planning and forecasting core business activity for future periods and believes it is useful in understanding the results of its operations.

ACV represents the annualized aggregate revenue value of all subscription contracts as of the end of the quarter. ACV is driven by Annual Contract Value per Client (ACVC) and the number of clients. Most of Onvia's revenues are generated from subscription contracts, which are typically prepaid and have a minimum term of one year, with revenues recognized ratably over the term of the subscription. Onvia also receives revenue from multi-year content distribution partnerships, stand-alone management reports, document download services, and list rental services, which are not included in the calculation of ACV.

Dollar retention is calculated on a percentage basis by dividing the contract value of subscription contracts renewed, including the value of contract upgrades, during the most recent twelve-month period by the total value of subscription contracts expiring over the same period. Dollar retention measures the percentage of dollars retained from the population of expiring contracts over a twelve month period.

Forward-Looking Statements
This release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Words such as "believe," "intend," "plan," "expect," "should," "indicate" and similar expressions identify forward-looking statements. In addition, statements that are not historical should also be considered forward-looking statements. Forward-looking statements contained in this release may relate to, but are not limited to, statements regarding Onvia's future results of operations, the progress to be made on the 2015 initiatives, Onvia's future financial flexibility and future cash flows and Onvia's future product and content offerings. Such statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors, which may cause actual events to be materially different from those expressed or implied by such forward-looking statements.

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: Onvia fails to increase and retain contract value of customers using the "target market" strategy; Onvia fails to execute properly on new products, or customers fail to adopt these products or services; Onvia's investment in the Onvia platform and new content fail to improve sales penetration and client retention rates; and changes made to Onvia's technology infrastructure fail to handle the increased demands on its infrastructure caused by increasing network traffic and the volume of aggregated data. Additional information on factors that may impact these forward-looking statements can be found in the "Business," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors" sections, as applicable, in Onvia's Annual Report on Form 10-K for the year December 31, 2014.

Any forward-looking statement made by Onvia in this release is as of the date indicated. Factors or events that could cause Onvia's actual results to differ may emerge from time to time, and it is not possible for Onvia to predict all of them. Onvia assumes no obligation (and expressly disclaims any such obligation) to update any forward-looking statements contained in this presentation as a result of new information or future events or developments, except as may be required by law.

About Onvia, Inc.
For more than 15 years, Onvia (NASDAQ: ONVI) has been delivering the data and tools companies rely on to succeed in the government contracting market. Onvia tracks and reports the spending of tens of thousands of federal, state and local government agencies, giving companies a single source for conducting business with government. For information about Onvia, visit http://www.onvia.com/.

Onvia, Inc.
Condensed Consolidated Statements of Operations
Three and Nine Months Ended September 30, 2015 and September 30, 2014

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
	(Unaudited)		(Unaudited)
	(In thousands, except per share data)		(In thousands, except per share data)

Revenue
Subscription	$ 5,417	$ 5,131	$ 16,048	$ 15,159
Content license	403	480	1,295	1,417
Management information reports	20	34	109	129
Other	47	55	174	178

Total revenue	5,887	5,700	17,626	16,883

Cost of revenue	783	801	2,414	2,475

Gross margin	5,104	4,899	15,212	14,408

Operating expenses:
Sales and marketing	3,246	3,002	9,454	8,827
Technology and development	1,067	1,035	3,161	3,176
General and administrative	788	906	3,015	2,660

Total operating expenses	5,101	4,943	15,630	14,663

Income/(loss) from operations	3	(44)	(418)	(255)

Interest and other income, net	6	2	30	7
Net income/( loss)	$ 9	$ (42)	$ (388)	$ (248)

Unrealized gain/(loss) on available-for-sale securities	1	(1)	1	(1)

Comprehensive income/(loss)	$ 10	$ (43)	$ (387)	$ (249)

Basic net income/(loss) per common share	$ -	$ (0.01)	$ (0.05)	$ (0.03)

Diluted net income/(loss) per common share	$ -	$ (0.01)	$ (0.05)	$ (0.03)

Basic weighted average shares outstanding	7,449	7,396	7,421	7,381

Diluted weighted average shares outstanding	7,561	7,396	7,421	7,381

Onvia, Inc.
Condensed Consolidated Balance Sheets

	September 30, 2015	December 31, 2014
	(Unaudited)
	(In thousands, except share data)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$ 1,794	$ 1,577
Short-term investments, available-for-sale	6,140	6,436
Accounts receivable, net of allowance for doubtful accounts of $34 and $42	1,300	1,735
Prepaid expenses and other current assets	705	682

Total current assets	9,939	10,430

LONG TERM ASSETS:
Property and equipment, net of accumulated depreciation	1,142	1,358
Internal use software, net of accumulated amortization	5,157	5,059
Long-term investments, available-for-sale	249	-
Other long-term assets	243	181

Total long term assets	6,791	6,598

TOTAL ASSETS	$ 16,730	$ 17,028

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$ 725	$ 873
Accrued expenses	854	1,098
Unearned revenue, current portion	8,674	8,478
Other current liabilities	97	82

Total current liabilities	10,350	10,531

LONG TERM LIABILITIES:
Unearned revenue, net of current portion	386	405
Deferred rent, net of current portion	596	590
Other long-term liabilities	50	69

Total long term liabilities	1,032	1,064

TOTAL LIABILITIES	11,382	11,595

STOCKHOLDERS' EQUITY:
Preferred stock; $.0001 par value: 2,000,000 shares authorized; no shares issued or outstanding	-	-
Common stock; $.0001 par value: 11,000,000 shares authorized; 8,712,933 and 8,643,460 shares issued; and 7,470,126 and 7,400,653 shares outstanding	1	1
Treasury stock, at cost: 1,242,807 and 1,242,807 shares	(4,398)	(4,398)
Additional paid in capital	354,153	353,852
Accumulated other comprehensive gain/(loss)	1	(1)
Accumulated deficit	(344,409)	(344,021)

Total stockholders' equity	5,348	5,433

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 16,730	$ 17,028

Onvia, Inc.
Condensed Consolidated Statements of Cash Flows
Nine Months Ended September 30, 2015 and September 30, 2014

	Nine Months Ended September 30,
	2015	2014
	(Unaudited)
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$ (388)	$ (248)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	1,766	2,404
Stock-based compensation	78	130
Loss on sale of property and equipment	2	-
Change in operating assets and liabilities:
Accounts receivable	435	77
Prepaid expenses and other assets	(84)	-
Accounts payable	(124)	(26)
Accrued expenses	(244)	(161)
Unearned revenue	176	155
Deferred rent	20	35

Net cash provided by operating activities	1,637	2,366

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property and equipment	(296)	(270)
Additions to internal use software	(1,403)	(1,688)
Purchases of investments	(6,803)	(9,606)
Sales of investments	340	1,570
Maturities of investments	6,511	7,152
Proceeds from sale of equipment	8	-

Net cash used in investing activities	(1,643)	(2,842)

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on capital lease obligations	-	(189)
Proceeds from exercise of stock options	223	227

Net cash provided by financing activities	223	38

Net increase / (decrease) in cash and cash equivalents	217	(438)

Cash and cash equivalents, beginning of period	1,577	2,073

Cash and cash equivalents, end of period	$ 1,794	$ 1,635

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CONTACT: Onvia Contacts: Cameron Way, Chief Financial Officer, Tel 206-373-9034, cway@onvia.com